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SPECTRUM PHARMACEUTICALS, INC.

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Spectrum Pharmaceuticals, Inc. Announces Adjournment of Annual Meeting of Shareholders until July 1, 2010
•   Company Urges Shareholders of Record as of April 20, 2010 to Vote Their Shares
IRVINE, Calif., June 18, 2010 (BUSINESS WIRE) — Spectrum Pharmaceuticals, Inc. (Nasdaq: SPPI) today announced that it has adjourned its Annual Meeting of Stockholders to 10:30 a.m., Pacific time, Thursday, July 1, 2010, which will be held at the Company’s corporate office located at 157 Technology Drive, Irvine, California, 92618. The Company’s proxy materials previously filed with the Securities and Exchange Commission on April 28, 2010, and first mailed to the Company’s stockholders on or about May 17, 2010, and the proposal being submitted to a vote of the stockholders at the Annual Meeting, as described in such proxy materials, remain unchanged.
The Annual Meeting was adjourned to provide the Company with additional time to solicit proxies from its stockholders to establish the requisite quorum for the conduct of business at the Annual Meeting. A majority of the aggregate of the shares of the Company’s common stock and preferred stock that were outstanding as of April 20, 2010, the record date for the Annual Meeting, must be present at the Annual Meeting, either in person or by proxy, to establish a quorum. As of June 18, 2010, approximately 47% of those shares have been voted. The Company encourages those stockholders that held shares of the Company’s common stock or preferred stock as of April 20, 2010 to vote their shares.
About Spectrum Pharmaceuticals
Spectrum Pharmaceuticals is a commercial-stage biotechnology company with a focus in oncology and hematology. The Company’s strategy is comprised of acquiring, developing and commercializing a broad and diverse pipeline of late-stage clinical and commercial products. In addition to continuing to build an efficient in-house clinical research organization with regulatory and data management capabilities, the Company has established a commercial infrastructure to market its drug portfolio. The Company markets two oncology drugs, ZEVALIN® and FUSILEV® and has two drugs in late stage development, apaziquone and belinostat, along with a diverse pipeline. The Company also leverages the expertise of its worldwide partners to assist in the execution of its strategy. For more information, please visit the Company’s website at www.sppirx.com.
Forward-looking statement — This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, Spectrum’s ability to identify, acquire, develop and commercialize a broad and diverse pipeline of late-stage clinical and commercial products, leveraging the expertise of partners around the world to assist us in the execution of our strategy, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of revenues, our limited marketing experience, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.
SPECTRUM PHARMACEUTICALS, INC®, ZEVALIN®, and FUSILEV® are registered trademarks of Spectrum Pharmaceuticals, Inc. REDEFINING CANCER CARE™ and the Spectrum Pharmaceutical logos are trademarks owned by Spectrum Pharmaceuticals, Inc.
© 2010 Spectrum Pharmaceuticals, Inc. All Rights Reserved.